Exhibit 99.2

Sanchez Energy Announces Private Offering of $700 Million in Senior Notes

HOUSTON, June 11, 2014 /PRNewswire/ — Sanchez Energy Corporation (“Sanchez Energy”) announced today that it has commenced a private offering to eligible purchasers of $700 million in aggregate principal amount of senior notes due 2023. Sanchez Energy intends to use the net proceeds from this offering to fund its pending Catarina acquisition (together with the net proceeds from its concurrent common stock offering) and for general corporate purposes, including working capital and to repay borrowings under its credit facility. The senior notes will be senior unsecured obligations of Sanchez Energy and will be guaranteed on a senior unsecured basis by, with certain exceptions, substantially all of its existing and future subsidiaries.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Sanchez Energy plans to offer and issue the securities only to qualified institutional buyers as defined in Rule 144A of the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Company contact:

Michael G. Long

Executive Vice President and Chief Financial Officer

Sanchez Energy Corporation

(713) 783-8000

Gleeson Van Riet

SVP, Capital Markets & IR

Sanchez Energy Corporation

(713) 783-8000

SOURCE Sanchez Energy Corporation